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                                  EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-56764) pertaining to the 1992 Stock Option Plan, 1992 Director Stock Option Plan, Employee Stock Purchase Plan and Employee Stock Ownership Plan, the Registration Statement (Form S-8 No. 333-03583) pertaining to the Patterson Dental Company Capital Accumulation Plan of Patterson Dental Company, and the Registration Statement on Form S-3 (No. 333-19951) of our reports dated May 22, 1997 (except for the pooling of interests with Canadian Dental Supply Ltd. described in Note 2, for which the date is August 26,1997), with respect to the supplemental consolidated financial statements and the supplemental financial statement schedule included in this Current Report on Form 8-K of Patterson Dental Company.



                                         /s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
November 20, 1997